As filed with the Securities and Exchange Commission on May 21, 2019

Registration Statement File No. 333-140349

Registration Statement File No. 333-195791

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-140349)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-195791)

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALTRA INDUSTRIAL MOTION CORP.

(Exact name of registrant as specified in its charter)

Delaware	61-1478870
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

300 Granite Street, Suite 201

Braintree, Massachusetts 02184

(Address of principal executive offices) (zip code)

Altra Holdings, Inc. 2004 Equity Incentive Plan

(Full title of the plan)

Glenn E. Deegan

Vice President, Legal and Human Resources, General Counsel and Secretary

Altra Industrial Motion Corp.

300 Granite Street, Suite 201

Braintree, Massachusetts 02184

(781) 917-0600

(Name, address, telephone number, including area code, of agent for service)

Copies to:

Thomas E. Dunn, Esq.

Cravath, Swaine & Moore LLP

825 8th Avenue

New York, NY 10019

(212) 474-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Altra Industrial Motion Corp. (the “Registrant”) is filing these post-effective amendments (the “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister the following shares of the Registrant’s common stock, par value $0.001 per share (“Common Stock”) as of the date hereof:

i.

all shares of Common Stock registered but unsold or otherwise unissued under Registration File No. 333-140349, filed with the SEC on January 31, 2007 (originally covering 2,210,355 shares of Common Stock issuable under the Altra Holdings, Inc. 2004 Equity Incentive Plan (the “2004 Plan”)) (the “2007 Registration Statement”); and

ii.

only those such shares of Common Stock registered but unsold or otherwise unissued under Registration File No. 333-195791, filed with the SEC on May 4, 2014, relating specifically to the 2004 Plan (originally covering 520,000 shares of Common Stock issuable under the 2004 Plan and 980,000 shares of Common Stock issuable under the Altra Industrial Motion Corp. 2014 Omnibus Plan (the “2014 Plan”)).

Such securities are being removed from registration because the Registrant no longer offers or sells the securities under the 2004 Plan referenced above and in the Registration Statements. The Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the 2007 Registration Statement and removes from registration any and all shares of Common Stock registered but unsold or otherwise unissued under the Registration Statements relating specifically to the 2004 Plan (but not, for the avoidance of doubt, the 2014 Plan) as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold or otherwise unissued at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Braintree, Massachusetts on May 21, 2019.

Altra Industrial Motion Corp.

May 21, 2019	By:	/s/ Glenn E. Deegan
	Name:	Glenn E. Deegan
	Title:	Vice President, Legal and Human Resources, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, these Post-Effective Amendments have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Carl R. Christenson	Chairman and Chief Executive Officer (Principal Executive Officer)	May 21, 2019
Carl R. Christenson

/s/ Christian Storch	Vice President, Chief Financial Officer (Principal Financial and Principal Accounting Officer)	May 21, 2019
Christian Storch

/s/ Edmund M. Carpenter	Director	May 21, 2019
Edmund M. Carpenter

/s/ Lyle G. Ganske	Director	May 21, 2019
Lyle G. Ganske

/s/ Margot L. Hoffman	Director	May 21, 2019
Margot L. Hoffman

/s/ Michael S. Lipscomb	Director	May 21, 2019
Michael S. Lipscomb

/s/ Larry McPherson	Director	May 21, 2019
Larry McPherson

/s/ Patrick K. Murphy	Director	May 21, 2019
Patrick K. Murphy

/s/ Thomas W. Swidarski	Director	May 21, 2019
Thomas W. Swidarski

/s/ James H. Woodward, Jr.	Director	May 21, 2019
James H. Woodward, Jr.